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                                                                      EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

     The net income (loss) per Common Share has been calculated based on the weighted average number of Common Shares outstanding during the period. Common Shares issuable upon conversion of first preference shares or the exercise of options or warrants are not used in the calculation for the years ended December 31, 1999 and 1998, as the effect would be anti-dilutive.


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

                                                                               YEAR ENDED DECEMBER 31,
                                                               --------------------------------------------------------
                                                                 2002        2001        2000        1999        1998
                                                               --------    --------    --------   ---------    --------
                                                                    (In $ Thousands Except Per Share Information)

Net income (loss)  available to common shareholders......      $ 13,595    $ 71,512    $  4,399   $ (24,560)   $(17,918)
Basic net income (loss) per common share ................      $   0.20    $   1.05    $   0.07   $   (0.40)   $  (0.34)
Fully diluted net income (loss)  per common share              $   0.20    $   1.04    $   0.06   $   (0.40)   $  (0.34)
Weighted average number of common shares outstanding
   (in thousands)........................................        68,228      67,832      66,875      61,519      53,274

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